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                                                                       EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             BLACK HILLS CORPORATION
                          (A SOUTH DAKOTA CORPORATION),

                        BLACK HILLS ENERGY CAPITAL, INC.
                            (A DELAWARE CORPORATION),

                              INDECK CAPITAL, INC.
                            (A DELAWARE CORPORATION),

                               GERALD R. FORSYTHE
                                (AN INDIVIDUAL),

                               MICHELLE R. FAWCETT
                                (AN INDIVIDUAL),

                                 MARSHA FOURNIER
                                (AN INDIVIDUAL),

                                 MONICA BRESLOW
                                (AN INDIVIDUAL),

                               MELISSA S. FORSYTHE
                                 (AN INDIVIDUAL)

                                       AND

                               JOHN W. SALYER, JR.
                                 (AN INDIVIDUAL)


                           DATED AS OF JANUARY 1, 2000



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                                       TABLE OF CONTENTS                                  Page
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1.    THE MERGER...........................................................................2

      1.1    The Merger....................................................................2

      1.2    Effective Time................................................................2

      1.3    Effects of the Merger.........................................................2

      1.4    Certificate of Incorporation and Bylaws.......................................2

      1.5    Directors and Officers........................................................2


2.    MERGER CONSIDERATION.................................................................2

      2.1    Conversion of Capital Stock; Merger Consideration.............................2

      2.2    Contingent Merger Consideration...............................................3

      2.3    Earn-Out Period Financial Statements..........................................4

      2.4    Review by Stockholders' Accountants...........................................4

      2.5    Dispute Mechanism.............................................................4

      2.6    Cooperation; Arbitration Fees.................................................5

      2.7    Newco Stock...................................................................5

      2.8    Cancellation..................................................................5

      2.9    No Fractional Shares..........................................................5

      2.10   Allocation of Aggregate Merger Consideration..................................6

      2.11   Exchange Procedures...........................................................6

      2.12   No Further Ownership Rights in Company Stock..................................6

      2.13   Lost, Stolen or Destroyed Certificates........................................6

      2.14   Taking of Necessary Action; Further Action....................................7

      2.15   Rights of Stockholders........................................................7


3.    CLOSING..............................................................................7

      3.1    Location, Date................................................................7

      3.2    Deliveries....................................................................7


4.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...................................8

      4.1    Binding Effect................................................................8

      4.2    Authority; Ownership, Etc. ...................................................8

      4.3    Validity of Contemplated Transactions.........................................8

      4.4    Consents and Approvals........................................................8

      4.5    Litigation....................................................................9

      4.6    Brokers.......................................................................9

      4.7    Investments...................................................................9

      4.8    Restricted Securities.........................................................9

      4.9    Further Limitations on Disposition...........................................10

      4.10   Legends......................................................................10
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5.    REPRESENTATIONS, WARRANTIES AND
      COVENANTS OF THE COMPANY............................................................11

      5.1    Organization, Powers and Qualifications.  ...................................11

      5.2    Subsidiaries.................................................................11

      5.3    Capital Stock................................................................12

      5.4    Certificate of Incorporation, By-Laws and Minute Books.  ....................12

      5.5    Authority; Binding Effect....................................................13

      5.6    No Conflict; Approvals.......................................................13

      5.7    Governmental Consents and Approvals..........................................13

      5.8    Financial Statements.  ......................................................14

      5.9    Absence of Certain Changes.  ................................................14

      5.10   Absence of Undisclosed Liabilities. .........................................15

      5.11   Contracts....................................................................15

      5.12   Insurance....................................................................16

      5.13   Authorizations; Compliance With Law..........................................16

      5.14   Taxes........................................................................17

      5.15   Absence of Litigation; Claims................................................19

      5.16   Employee Benefit Plans; Employment Agreements................................19

      5.17   Environmental Matters........................................................20

      5.18   Intellectual Property........................................................21

      5.19   Regulatory Matters...........................................................21

      5.20   Brokers and Finders..........................................................21

      5.21   Hudson Falls and South Glens Falls...........................................21

      5.22   Ownership of Assets..........................................................21

      5.23   Y2K Compliance...............................................................22

      5.24   Accounts Receivables.........................................................22

      5.25   Labor Relations..............................................................22

      5.26   EIF Status...................................................................22

      5.27   First Chicago Bank and Indeck Energy Indebtedness............................22

      5.28   Working Capital..............................................................22

      5.29   Related Party Accounts.......................................................22


6.    REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..................................23

      6.1    Organization and Powers......................................................23

      6.2    Authority; Binding Effect....................................................23

      6.3    No Conflict; Approvals.......................................................23

      6.4    Governmental Consents and Approvals..........................................24

      6.5    Capital Stock................................................................24

      6.6    Parent Stock.................................................................25

      6.7    SEC Reports..................................................................25

      6.8    Financial Statements.........................................................25

      6.9    Absence of Certain Changes...................................................25
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      6.10   Absence of Litigation; Claims................................................25

      6.11   Tax Matters..................................................................26

      6.12   Brokers and Finders..........................................................26


7.    COVENANTS OF THE COMPANY, THE STOCKHOLDERS,
      THE PARENT AND NEWCO................................................................26

      7.1    Conduct of Business..........................................................26

      7.2    Parent's Undertakings........................................................27

      7.3    Access to Information........................................................28

      7.4    Further Assurances...........................................................28

      7.5    Public Announcements.........................................................28

      7.6    Notification.................................................................29

      7.7    Conduct of Business After the Closing Date...................................29

      7.8    Regulatory and Other Authorizations..........................................29

      7.9    Tax-Free Reorganization......................................................29

      7.10   Indemnification of Directors and Officers....................................30

      7.11   No Solicitation..............................................................30

      7.12   Supplement to Disclosure Schedules...........................................30

      7.13   Treatment of Taxes...........................................................30

      7.14   No Appraisal Rights..........................................................32


8.    CONDITIONS TO THE MERGER............................................................32

      8.1    Conditions to Obligations of Each Party to Effect the Merger.................32

      8.2    Additional Conditions to Obligations of the Company..........................33

      8.3    Additional Conditions to the Obligations of Parent and Newco.................35


9.    INDEMNIFICATION; SURVIVAL...........................................................37

      9.1    General Indemnification by the Company and Stockholders......................37

      9.2    Indemnification by the Parent, Newco and the Surviving Corporation...........38

      9.3    Third-Party Claims...........................................................38

      9.4    Limitations on Indemnification...............................................39

      9.5    Survival of Representations and Warranties...................................40


10.   TERMINATION, AMENDMENT AND WAIVER...................................................40

      10.1   Termination..................................................................40

      10.2   Effect of Termination........................................................41

      10.3   Amendment....................................................................41

      10.4   Extension; Waiver............................................................41


11.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION...........................................41

      11.1   The Parent...................................................................41

      11.2   Damages......................................................................42
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12.   GENERAL.............................................................................42

      12.1   Cooperation..................................................................42

      12.2   Successors and Assigns.......................................................42

      12.3   Expenses.....................................................................42

      12.4   Entire Agreement.............................................................42

      12.5   Counterparts.................................................................43

      12.6   Brokers and Agents...........................................................43

      12.7   Notices......................................................................43

      12.8   Governing Law................................................................45

      12.9   Exercise of Rights and Remedies..............................................45

      12.10  Time.........................................................................45

      12.11  Severability.................................................................45

      12.12  Remedies Cumulative..........................................................45

      12.13  Captions.....................................................................45

13.   DEFINITIONS.........................................................................45


EXHIBITS

        Exhibit A     Statement of Designations, Preferences and Relative Rights
                      and Limitations of No Par Preferred Stock, Series 2000-A
                      of Parent
        Exhibit B     Intentionally Omitted
        Exhibit C     Shareholders Agreement
        Exhibit D     Registration Rights Agreement


        Annex A       Allocation of Merger Consideration



                                              v
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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of January 1, 2000, by and among BLACK HILLS CORPORATION, a South Dakota corporation ("Parent"), Black Hills Energy Capital, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Newco"), INDECK CAPITAL, INC., a Delaware corporation (the "Company"), GERALD R. FORSYTHE, an individual ("G. Forsythe"), MICHELLE R. FAWCETT, an individual ("Fawcett"), MARSHA FOURNIER, an individual ("Fournier"), MONICA BRESLOW, an individual ("Breslow"), MELISSA S. FORSYTHE, an individual ("M. Forsythe") and JOHN W. SALYER, JR., an individual ("Salyer," and collectively with G. Forsythe, Fawcett, Fournier, Breslow, M. Forsythe, the "Stockholders"). Certain other terms are used herein as defined below in Article 13 or elsewhere in this Agreement.

                                    RECITALS

     A. This Agreement sets forth the terms and conditions under which the Company will merge with and into Newco (the "Merger"). The parties intend that
(a) upon completion of the Merger, Newco will continue to be a wholly-owned subsidiary of Parent, and (b) for federal income tax purposes, the Merger will constitute a tax-free transaction under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Agreement, Parent, Newco and the Company are sometimes referred to herein as the "Constituent Corporations."

     B. The Board of Directors of each of the Constituent Corporations believe it is in the best interests of such Constituent Corporations and their respective stockholders that the Parent complete a business combination through the merger of the Company with and into Newco and, in furtherance thereof, have approved the Merger.

     C. The Board of Directors of each of the Constituent Corporations have approved the Merger, this Agreement and the transactions contemplated hereby.

     D. The Stockholders are the sole stockholders of the Company and have approved the Merger.

     E. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive the Aggregate Merger Consideration, subject to the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

                                    AGREEMENT

1. THE MERGER

     1.1 THE MERGER. At the Effective Time and upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Delaware Code, the Company shall be merged with and into Newco. Following the Merger, Newco shall continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of the Parent, and the separate corporate existence of the Company shall cease.

     1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to
Section 10, as soon as practicable, but in any event within three (3) Business Days after the satisfaction or waiver of all conditions to the Merger, the Company and Newco shall file with the Secretary of State of the State of Delaware, a certificate of merger and such other appropriate documents executed in accordance with the Delaware Code. The Merger shall become effective upon such filing or at such later time as may be specified in such filing (the "Effective Time").

     1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Delaware Code.

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation of Newco shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the provisions therein and as provided in the Delaware Code. The bylaws of Newco shall be the bylaws of the Surviving Corporation from and after the Effective Time, continuing until thereafter amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware Code.

     1.5 DIRECTORS AND OFFICERS. The directors and officers of Newco immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors are duly elected and qualified. Such persons shall hold such positions as directors and officers until their successors are elected or appointed in accordance with the Certificate of Incorporation and the bylaws of the Surviving Corporation.

2. MERGER CONSIDERATION

     2.1 CONVERSION OF CAPITAL STOCK; MERGER CONSIDERATION. At the Effective Time, all of the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time ("Company Stock") shall, by virtue of the Merger and without any action on the part of the holder thereof but subject to the effectiveness of the Merger, automatically be converted into the right to receive, without interest, the following:



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          (a) the Closing Shares (as defined below) to be delivered by Parent to the Stockholders at the Effective Time as set forth in Section 2.11 below (the "Closing Merger Consideration"); and

          (b) such Common Earn-Out Shares (as defined below) and Preferred Earn-Out Shares (as defined below) (collectively, the "Earn-Out Shares") having an aggregate value of up to $35,000,000 (the "Contingent Merger Consideration," and collectively with the Closing Merger Consideration, the "Aggregate Merger Consideration"), calculated in accordance with Section 2.2 below.

     The "Closing Shares" shall consist of: (i) an aggregate of One Million Six Hundred Twenty Six Thousand Seven Hundred Fifty One (1,626,751) shares of Parent Common Stock (the "Parent Closing Common Shares"), and (ii) an aggregate of 4,000 shares of Series 2000-A No Par Preferred Stock, all as adjusted for any stock splits, reverse stock splits, stock dividends and recapitalizations prior to the Closing Date.

     2.2 CONTINGENT MERGER CONSIDERATION. Parent shall pay to the Stockholders such additional shares of Parent Common Stock and Series 2000-A No Par Preferred Stock having an aggregate value of up to $35,000,000, calculated in accordance with this Section 2.2. For each of the four (4) calendar years in the period from January 1, 2000 through December 31, 2003 (each year, an "Earn-Out Period"), Parent shall issue to the Stockholders such number of shares of Parent Common Stock and Series 2000-A No Par Preferred Stock (as calculated below) having a value equal to the product of: (x) the amount of Adjusted Net Income (as defined below) of the Surviving Corporation for the applicable Earn-Out Period, and (y) the factor of 0.35 (the "Earn-Out Consideration"), provided, however, in no event shall the aggregate Earn-Out Consideration exceed $35,000,000. The Earn-Out Consideration shall be paid by Parent to the Stockholders as follows: 50% payable in the form of Parent Common Stock ("Common Earn-Out Shares") and 50% payable in the form of Series 2000-A No Par Preferred Stock ("Preferred Earn-Out Shares").

          (a) The number of Common Earn-Out Shares payable with respect to any Earn-Out Period shall be calculated based upon the average of the closing sales price of Parent Common Stock, as quoted on the New York Stock Exchange for each trading day in the applicable Earn-Out Period ("Applicable Average Common Stock Price") or in the event that Parent Common Stock is not listed on the New York Stock Exchange at any time during an Earn-Out Period, the number of Common Earn-Out Shares shall be determined by the Parent's board of directors based upon the average of the closing sales price of Parent Common Stock, as quoted on the New York Stock Exchange for each trading day during the Earn-Out Period in which the Parent Common Stock was listed on the New York Stock Exchange and upon the average of the fair market value of Parent Common Stock for each Business Day during the applicable Earn-Out Period in which the Parent Common Stock was not listed on the New York Stock Exchange, determined by the Parent's board of directors in good faith ("Fair Market Value").



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          (b) The number of Preferred Earn-Out Shares payable with respect to any Earn-Out Period shall be calculated at $1,000 per share.

     2.3 EARN-OUT PERIOD FINANCIAL STATEMENTS. No later than sixty (60) calendar days following the end of the first Earn-Out Period (January 1, 2000 through December 31, 2000) and of each succeeding Earn-Out Period, Parent shall deliver to the Stockholders: (i) a copy of the audited balance sheet of the Surviving Corporation as of the end of the applicable Earn-Out Period, and the related statements of income, stockholders' equity and cash flows for the Earn-Out Period then ended ("Earn-Out Period Financial Statements"), which shall have been prepared in accordance with GAAP, consistent with the past practice, and audited by Arthur Andersen LLP or the Parent's then independent auditors ("Parent's Independent Accountants"), together with copies of the related audit report, and (ii) Parent's calculation of Adjusted Net Income for the applicable Earn-Out Period ("Parent's Proposed Earn-Out Calculation"); and shall provide access for all work papers underlying the applicable Earn-Out Period Financial Statements.

     2.4 REVIEW BY STOCKHOLDERS' ACCOUNTANTS. As soon as practicable, but in any event within forty-five (45) calendar days of receipt of the applicable Earn-Out Period Financial Statements (and provision of access to all working papers) and Parent's Proposed Earn-Out Calculation from Parent, the Stockholders and PriceWaterhouseCoopers or the Stockholders' then independent accountants ("Stockholders' Independent Accountants") shall review such Earn-Out Period Financial Statements (and the related worksheets, working papers, notes and schedules thereto) and Parent's Proposed Earn-Out Calculation. Stockholders shall be responsible for any charge or expense of Stockholders' Independent Accountants. In the event the Stockholders disagree with or object to any items contained in the Earn-Out Period Financial Statements or Parent's Proposed Earn-Out Calculation, the Stockholders shall provide to Parent a report indicating their disagreement or objections thereto ("Stockholders' Report").

     If the Stockholders fail to deliver a Stockholders' Report within such forty-five (45) calendar day period or earlier provide notice to Parent of their agreement with the Parent's Proposed Earn-Out Calculation, Parent shall deliver to the Stockholders that number of Earn-Out Shares equal to the value of the Earn-Out Consideration for the applicable Earn-Out Period calculated in accordance with Section 2.2 within three (3) business days after the earlier of Parent's receipt of the Stockholders' notice of acceptance or the termination of such forty-five (45) calendar day period.

     2.5 DISPUTE MECHANISM. In the event that the Stockholders' Report indicates objections to the applicable Earn-Out Period Financial Statements and/or Parent's Proposed Earn- Out Calculation, the parties shall endeavor to agree on any matters in dispute raised in the Stockholders's Report. If the parties are unable to agree on any matters in dispute within fifteen (15) calendar days after receipt of the Stockholders' Report, the matters in dispute shall be submitted for resolution to an independent accounting firm of national reputation as may be mutually acceptable to the Stockholders and Parent, which shall be neither Parent's Independent Accountants or Stockholders' Independent Accountants (the "Independent Accounting Firm"). Within thirty (30) calendar days of submission of the dispute, the Independent Accounting Firm shall determine and



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issue a written report to the Stockholders and Parent upon such disputed items and such written decision shall be final and binding upon the parties ("Arbitrator's Determination").

     Parent shall deliver to the Stockholders that number of Earn-Out Shares equal to the value of the Earn-Out Consideration for the applicable Earn-Out Period, calculated consistent with Section 2.2, within three (3) business days after Arbitrator's Determination.

     2.6 COOPERATION; ARBITRATION FEES. During the period of any dispute referred to in Section 2.5 above, Parent shall provide the Stockholders' Independent Accountants full access to the books, records, facilities and employees of the Surviving Corporation and shall cooperate fully with the Stockholders' Independent Accountants, in each case to the extent required by the Stockholders' Independent Accountants in order to review the applicable Earn-Out Period Financial Statements and Parent's Proposed Earn-Out Calculation. The Stockholders and Parent further agree to co-operate with each other and each other's representatives to enable the Independent Accounting Firm to render the Arbitrator's Determination as promptly as possible. The fees and disbursements of the Independent Accounting Firm shall be shared equally by the Stockholders and Parent. In acting under this Agreement, the Stockholders' Independent Accountants, Parent's Independent Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

     2.7 NEWCO STOCK. At the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the effectiveness of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully- paid and non-assessable share of common stock of the Surviving Corporation, all of which converted common stock shall constitute all of the outstanding shares of capital stock of the Surviving Corporation immediately after the effectiveness of the Merger.

     2.8 CANCELLATION. Each share of Company capital stock owned by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of the Parent, Newco or the Company.

     2.9 NO FRACTIONAL SHARES. Notwithstanding any other provision of this
Article 2, no fractional shares of Parent Stock will be issued and any holder of Company Stock entitled hereunder to receive a fractional share of Parent Stock but for this Section 2.9 will be entitled hereunder to receive no such fractional share but a cash payment in lieu thereof in an amount equal to such fraction multiplied by: (a) in the event of Parent Common Stock, (i) $22.13, in the case of Parent Common Stock constituting a portion of the Closing Merger Consideration, and (ii) the Applicable Average Common Stock Price or the Fair Market Value, as applicable, in the case of Parent Common Stock constituting a portion of the Contingent Merger Consideration; and (b) in the event of Parent No Par Preferred Stock, $1,000.



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     2.10 ALLOCATION OF AGGREGATE MERGER CONSIDERATION. All Parent Stock
issuable to the Stockholders hereunder shall be allocated between the Stockholders as set forth on ANNEX A attached hereto. The parties agree that they will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the allocation (if any) of the Aggregate Merger Consideration to the Stockholders made by the Parent following the Closing.

     2.11 EXCHANGE PROCEDURES.

          (a) Parent Stock. At the Effective Time, the Parent shall deliver to the Stockholders the Closing Merger Consideration in accordance with the allocations set forth on ANNEX A for the Closing Shares issuable in exchange for the Company Stock and such cash as may be required to make payment of cash in lieu of fractional shares in accordance with Section 2.9 hereof, and the Stockholders shall deliver to the Parent all certificates evidencing all of the Company Stock, each properly endorsed (a "Certificate").

          (b) Transfers of Ownership. If any stock certificate for shares of the Parent Stock is to be issued pursuant to the Merger in a name other than that in which a Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Parent or any agent designated by it that such tax has been paid or is not payable.

     2.12 NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All shares of Parent Stock issued in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Company of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time.

     2.13 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of Company Stock shall have been lost, stolen or destroyed, the Parent's transfer agent shall issue certificates representing such shares of Parent Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the transfer agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent or the transfer agent with respect to the Certificates alleged to have been lost, stolen or destroyed.



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
     2.14 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

     2.15 RIGHTS OF STOCKHOLDERS. No Stockholder shall be entitled to any dividend on any share of Parent Stock or to vote any such share of Parent Stock prior to such share having been duly and validly issued in accordance with this Agreement.

3. CLOSING

     3.1 LOCATION, DATE. The closing (the "Closing") for the Merger and transactions contemplated thereby (the "Transactions") shall be held at the offices of Morgan, Lewis & Bockius LLP, 300 S. Grand Avenue, 22nd Floor, Los Angeles, California 90071, at 10:00 a.m. (local time) as promptly as practicable (and in any event within three (3) Business Days) after satisfaction or waiver of the conditions to the consummation of the Transactions set forth in Article 8 hereof, unless the parties hereto agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

     3.2 DELIVERIES. At the Closing, subject to the terms and conditions contained herein:

          (a) Newco and the Company shall deliver to the Secretary of State of the State of Delaware all such documents as required under the Delaware Code and the parties shall take all such other and further actions as may be required by the Delaware Code and any other applicable law to make the Merger effective upon the terms and subject to the conditions hereof;

          (b) the Parent shall deliver the Closing Merger Consideration in accordance with the terms of Section 2.11;

          (c) the Stockholders shall deliver to the Parent all certificates evidencing all of the Company Stock, each properly endorsed, all in accordance with the terms of Section 2.11;

          (d) the Company shall deliver resignations of all officers and directors of the Company; and

          (e) the parties shall also deliver to each other the respective agreements, legal opinions and other documents and instruments specified with respect to them in Article 8.



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4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        As of the date hereof, each of the Stockholders severally but not jointly represents, warrants and covenants to the Parent and Newco, as follows:

        4.1 BINDING EFFECT. This Agreement has been, and the other agreements, documents and instruments entered into by each of the Stockholders in connection with this Agreement (the "Stockholder Documents") will be, duly executed and delivered by the applicable Stockholder, and this Agreement constitutes, and each of the Stockholder Documents when executed and delivered will constitute, the legal, valid and binding obligations of the applicable Stockholder, enforceable against him or her in accordance with its respective terms, except
(A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

        4.2 AUTHORITY; OWNERSHIP, ETC. Each Stockholder has the full legal right, power and capacity or authority to enter into this Agreement and each of the Stockholder Documents and to perform its obligations hereunder and thereunder, including, without limitation, the delivery of such Stockholders' shares of capital stock of the Company for cancellation in accordance with the terms hereof. Each Stockholder owns beneficially and of record all of the shares of capital stock of the Company as set forth on SCHEDULE 4.2, free and clear of any Liens, except as set forth on SCHEDULE 4.2. No Stockholder is a party to any voting or similar agreement with respect to the voting of capital stock of the Company.

        4.3 VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement and each of the Stockholder Documents by each Stockholder does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which the Stockholder is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Entity which is applicable to the Stockholder, or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, to which such Stockholder is a party, by which the Stockholder may have rights or by which any of the properties or assets of the Stockholder may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations thereunder.

        4.4 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.4, neither the execution and delivery by the Stockholders of the Agreement or the Stockholder Documents, nor the performance of the transactions contemplated hereby and thereby, require the consent or approval of any Person nor constitute a default or cause any payment obligation to arise under (a) any law or court order to which the Stockholders are subject, (b) any Contract or other document to which the

Stockholders are a party or by which the properties or other assets of the Stockholders may be subject.

        4.5 LITIGATION. (a) No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Knowledge of the Stockholders, threatened against the Company or any Subsidiary which relates to the transactions contemplated by this Agreement.

                 (b) To the Knowledge of the Stockholders, there are no claims, actions, suits, proceedings or investigations, civil or criminal, threatened against the Company or any Subsidiary, which, if pending, would result in a breach of Section 5.15 hereof.

        4.6 BROKERS. Except as set forth on SCHEDULE 4.6, none of the Stockholders have, employed any broker, or finder or incurred any liability for any brokerage fees, commissions, or finders' fees in connection with the transactions contemplated herein.

        4.7 INVESTMENTS. The Parent Stock to be received by the Stockholders (collectively, the "Securities") pursuant to this Agreement will be acquired for investment for the Stockholders' own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Stockholders have no present intention of selling, granting any participation in, or otherwise distributing the same, but subject to the ability of the Stockholders to distribute their assets (including the Securities to the extent permitted by the Shareholders Agreement) to their affiliates (as such term is defined in Rule 144 of the Securities Act). Each Stockholder is an "Accredited Investor" as defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act. Each Stockholder has knowledge and experience in financial and business matters and is capable of evaluating the risks and merits of an investment in the Parent Stock. Each Stockholder has investigated and is familiar with the affairs, financial condition and prospects of the Parent, and has been given sufficient access to and has acquired sufficient information about the Parent to reach an informed and knowledgeable decision to acquire the Parent Stock. Each Stockholder is able to bear the economic risks of such an investment.

        4.8 RESTRICTED SECURITIES. The Stockholders understand that the Parent Stock they are acquiring hereunder is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act, except in certain limited circumstances. The Stockholders also understand that the Parent Stock they are acquiring hereunder has not been registered under the securities laws of any state and that such securities may not be resold without registration under applicable state securities laws. The Stockholders further understand that the Parent Common Stock issuable upon conversion of the Parent Closing Preferred Shares and the Preferred Earn-Out Shares (the "Parent Conversion Shares") will not be registered under the federal securities laws or any applicable state securities laws and that such securities may not be resold without registration under the Securities Act and any applicable state securities laws, except in certain limited circumstances. In this connection, each Stockholder represents that he or she is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act and any applicable state securities laws.

        4.9 FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, each Stockholder further agrees not to make any disposition of all or any portion of the Securities and/or the Parent Conversion Shares except to his or her affiliates (to the extent permitted by the Shareholders Agreement) unless and until:

                 (a) There is then in effect a registration statement under the Securities Act and any applicable state securities laws covering such proposed disposition and such disposition is made in accordance with such registration statement;

                 (b) (i) the Stockholder shall have notified the Parent of the proposed disposition and shall have furnished the Parent with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Parent, the Stockholder shall have furnished the Parent with an opinion of Stockholder's counsel, reasonably satisfactory to the Parent, that such disposition will not require registration of such shares under the Securities Act and any applicable state securities laws. It is agreed that the Parent will not require opinions of counsel for transactions made pursuant to Rule 144 by the Stockholders except in unusual circumstances;

                 (c) Notwithstanding the provisions of paragraphs (a) and (b) above, to the extent permitted by the Shareholders Agreement, no such registration statement or opinion of counsel shall be necessary for a transfer by a Stockholder (i) to an affiliate of such Stockholder for no value, or the transfer by gift, will or intestate succession to his or her spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms of this Section to the same extent as if he or she were an original Stockholder hereunder, or (ii) at any time after the provisions of subparagraph
(k) of Rule 144 under the Securities Act are applicable to such Stockholder and the Securities and/or the Parent Conversion Shares proposed to be sold by such Stockholder.

        4.10 LEGENDS. It is understood that the certificates evidencing the Parent Common Stock and the Parent No Par Preferred Stock shall bear the following legends:

                 "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR RECEIPT BY THE COMPANY OF AN OPINION OF STOCKHOLDER'S COUNSEL OR OTHER

                 EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACTS.

                 THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT, DATED AS OF _______________, 2000, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF, EXCEPT AS THEREIN PROVIDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY."

The Stockholders make no representations and warranties other than those expressly made in this Article 4.

5.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

        As of the date hereof, the Company represents, warrants and covenants to Parent and Newco as follows:

        5.1 ORGANIZATION, POWERS AND QUALIFICATIONS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate the properties and assets used in connection therewith. The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed on SCHEDULE 5.1 hereto, except where the failure to be so qualified would not have a Company Material Adverse Effect.

        5.2 SUBSIDIARIES. (a) SCHEDULE 5.2(a) lists each Subsidiary of the Company and the jurisdiction of its organization. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed on SCHEDULE 5.2(a), except where the failure to be so qualified would not have a Company Material Adverse Effect. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued and outstanding, fully paid, nonassessable, and, except as set forth in the SCHEDULE 5.2(a), are lawfully owned of record and beneficially by the Company or another Subsidiary free and clear of all pledges, liens, claims, security interests, restrictions and other charges or defects in title of any nature whatsoever ("Liens"). Except as disclosed on SCHEDULE 5.2(a), there are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary, nor is the Company or any Subsidiary subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any Subsidiary. Except for the Subsidiaries set forth on the SCHEDULE 5.2(A), neither the Company nor any Subsidiary directly or indirectly (i) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record, beneficially or equitably, in any association, partnership, limited liability company or other legal entity, or
(ii) is a general partner of any partnership.

                 (b) Neither the Company nor any Subsidiary is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), respectively; nor is the Company or any of its Subsidiaries a "public utility company" within the meaning of Section 2(a)(5) of the PUHCA or an electric utility company within the meaning of Section 2(a)(3) of the PUHCA.

        5.3 CAPITAL STOCK. The Company has authorized capital stock consisting of 200,000 shares of common stock, no par value per share ("Company Common Stock"), and no shares of preferred stock ("Company Preferred Stock"). As of the date hereof: (i) 200,000 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, and, (iii) no shares of Company Common Stock and no shares of Company Preferred Stock were held as treasury shares. All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws. The shares set forth on SCHEDULE 4.2 constitute all of the issued and outstanding capital stock of the Company. No shares of capital stock issued by the Company are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of the Company, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Company, nor is the Company subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of its capital stock. There are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the Knowledge of the Company, to which any stockholder of the Company is a party, with respect to the voting of capital stock of the Company.

        5.4 CERTIFICATE OF INCORPORATION, BY-LAWS AND MINUTE BOOKS. The copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company and the Subsidiaries which have been delivered to Parent are true, correct and complete copies thereof as in effect on the date hereof. The minute books of the Company and the Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings and consents in lieu of meetings of the Board of

Directors and committees thereof and of the stockholders of the Company and the Subsidiaries since the respective dates of incorporation.

        5.5 AUTHORITY; BINDING EFFECT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its Charter Documents or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes the Company's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

        5.6 NO CONFLICT; APPROVALS. Except as set forth on SCHEDULE 5.6, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with the Company's Certificate of Incorporation or bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any Contract to which the Company or any Subsidiary is a party or by which it is bound, or (c) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 5.7 or in SCHEDULE
5.7 conflict with or result in a violation of any permit, license or any law, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (b) and (c), for any such breaches, defaults, liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have a Company Material Adverse Effect and would not impair the ability of the Company to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

        5.7 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 5.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any Authorization or filing with or notification to, any local, state, federal or foreign court, administrative agency, commission or other governmental or regulatory authority, agency or instrumentality ("Governmental Entity"), except (a) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (b) the filings with and consents or approvals of the state public service commissions, public utility commissions or similar state regulatory bodies ("Public Utility Commission") which are disclosed on SCHEDULE 5.7, (c) the filing and recording of the Certificate of Merger in accordance with the Delaware Code, and (d) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a Company Material Adverse Effect.

        5.8 FINANCIAL STATEMENTS. The Company has delivered to Parent true and complete copies of the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1997 and December 31, 1998 and the related consolidated statements of earnings, changes in stockholders' equity and statements of cash flow for the year then ended, together with the notes thereto, audited by PriceWaterhouseCoopers, all of which have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. Such balance sheet, including the related notes, fairly present the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and Subsidiaries at the date indicated and such consolidated and consolidating statements of income, changes in stockholders' equity and statements of cash flow fairly present the consolidated results of operations, changes in stockholders' equity and cash flow of the Company and Subsidiaries for the period indicated. The audited consolidated financial statements as at and for the periods ended December 31, 1997, and December 31, 1998 contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position as of December 31, 1997, and December 31, 1998 and the results of operations and changes in stockholders' equity and financial position for the period then ended. The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997, and December 31, 1998 described above are referred to herein as the "Company 1997-1998 Balance Sheets." The audited consolidated financial statements of the Company and Subsidiaries as at and for the years ended December 31, 1997, and December 31, 1998 are referred to herein as the "Company Audited Financial Statements".

        5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 5.9, since December 31, 1998 (the "Balance Sheet Date"), the Company and the Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Except as otherwise disclosed in SCHEDULE 5.9 since the Balance Sheet Date, the Company and the Subsidiaries have not:

                 (a) suffered any Company Material Adverse Effect;

                 (b) been subject to any other events or conditions of any character that would have a Company Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

                 (c) made any material change to their respective financial or tax reporting methods, principles or practices;

                 (d) been subject to any revaluation of any assets of the Company or any of its Subsidiaries that, individually or in the aggregate has had, or would reasonably be expected to have a Company Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

                 (e) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any material Lien, or paid any material liabilities nor incurred any cancellation of any material indebtedness other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its material assets or properties;

                 (f) as to the Company only, declared, set aside or paid any dividend payable in cash, stock, property or otherwise with respect to the Company's capital stock; or

                 (g) redeemed, repurchased, acquired or offered to acquire any shares of capital stock of the Company.

        5.10 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor the Subsidiaries have any material indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (a) as and to the extent properly reflected, reserved against or otherwise disclosed in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1998 (the "Company 1998 Balance Sheet"), or (b) for liabilities and obligations incurred subsequent to the Balance Sheet Date in the ordinary course of business and which do not have a Company Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

        5.11     CONTRACTS.

                 (a) SCHEDULE 5.11 lists all written contracts, agreements, arrangements, leases, instruments, mortgages and commitments ("Contracts"), including Contracts which have terminated by their terms and under which the Company is still performing, to which the Company or a Subsidiary is a party or may be bound or to which their respective properties or assets may be subject:

                         (i) which involves $250,000 or more in value to be paid
or received within any twelve (12) month period;

                         (ii) which is with any present or former employee or
for the employment of any person or consultant and which involves $250,000 or more in value to be paid within any twelve (12) month period;

                         (iii) which is a severance agreement, program or policy
of the Company or a Subsidiary with or relating to its employees;

                         (iv) which is a collective bargaining agreement or
agreement with any labor union;

                         (v) which involves a commission, representative,
franchise, distributorship, or sales agency arrangement and which involves $250,000 or more in value to be paid or received within any twelve (12) month period;

                         (vi) which is a material conditional sale or lease
arrangement;

                         (vii) which is an arrangement limiting or restraining
the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business; or

                         (viii) under which the Company or any Subsidiary
guarantees the payment or performance by others and which involves guarantee obligations of $250,000 or more in value to be performed in any twelve (12) month period.

                 (b) All Contracts are valid and binding and in full force and effect as to the Company on the date of this Agreement except to the extent they have previously expired in accordance with their terms or except to the extent that their invalidity would not have a Company Material Adverse Effect. Except as set forth on SCHEDULE 5.11, none of the Company, the Subsidiaries nor, to the Company's Knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which, or the default under which, might have a Company Material Adverse Effect. True and complete copies of all Contracts listed on SCHEDULE 5.11 together with all amendments thereto through the date hereof, have been made available to Parent.

        5.12 INSURANCE. SCHEDULE 5.12 accurately sets forth all policies of insurance, other than title insurance policies, held by or on behalf of the Company and all outstanding claims thereunder in excess, individually of $100,000 or in the aggregate, of $250,000. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums to date have been paid in full.

        5.13 AUTHORIZATIONS; COMPLIANCE WITH LAW. (a) The Company and the Subsidiaries hold all licenses, franchises, certificates, consents, permits, approvals, certificates of public convenience and necessity, and authorizations ("Authorizations") from all Governmental Entities and other persons (including without limitation all required Authorizations which may be issued or required by the FERC and Public Utility Commissions) which are necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties in the manner heretofore conducted, used and occupied, except where the failure to hold any of the foregoing would not have a Company Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement.

                 (b) The Company and each of the Subsidiaries is in compliance with all, and to the Company's Knowledge has not received written notice of violation of any, applicable laws, authorizations, statutes, ordinances, codes, rules and regulations of any Governmental Entities, except where such violations would not have a Company Material Adverse Effect.

        5.14     TAXES.

                 (a) The Company and its Subsidiaries have filed (or received an appropriate extension of time to file) all federal, state, local and foreign tax returns, reports, information returns, statements and other similar filings required to be filed by the Company or the Subsidiaries (the "Tax Returns") on or prior to the date hereof with respect to any federal, state, local or foreign taxes, assessments, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, property, ad valorem, gross receipts, severance, business, occupational, transfer, franchise and any other tax or similar governmental charge or imposition (including interest, penalties or additions with respect thereto) under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect in all material respects the liabilities of the Company and the Subsidiaries for Taxes for the periods, property or events covered thereby.

                 (b) All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from the Company and the Subsidiaries with respect to a Pre-2000 Tax Period have been fully paid or properly accrued. The accruals for Taxes contained in the Company 1998 Balance Sheet are adequate to cover the tax liabilities of the Company and the Subsidiaries as of the Balance Sheet Date and include adequate provision for all current and deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate.

                 (c) Neither the Company nor the Subsidiaries have received any written notice of assessment or proposed assessment in connection with any Taxes or Tax Returns and the Company has no Knowledge of any pending tax examinations of or tax claims asserted against the Company or the Subsidiaries or any of their respective assets or properties. Neither the Company nor any Subsidiary has an outstanding agreement or arrangement that has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes nor has the Company or any of its Subsidiaries been requested to execute any such extensions of the statute of limitations by any taxing authorities.

                 (d) There are no tax liens (other than any lien for current Taxes not yet due and payable) on any of the assets or properties of the Company or the Subsidiaries. The Company and the Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon the Company or the Subsidiaries.

                 (e) Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of its affiliates has taken or agreed to take any action or failed to take any action that is reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

                 (f) SCHEDULE 5.14 identifies all state, local and foreign entities with which the Company and its Subsidiaries have been required to file income Tax Returns since January 1, 1995.

                 (g) None of the Company and its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. None of the Company and its Subsidiaries has made any payment, is obligated to make any payments, or is a party to any agreement that could obligate it to make payments that will not be deductible under Section 280G of the Code. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Subsidiaries is a party to any tax allocation or sharing agreement.

                 (h) The Company and its Subsidiaries use the accrual method of accounting and have no foreign shareholders under Section 1445(f)(3) of the Code.

                 (i) Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group, within the meaning of Section 1504(a) of the Code, other than the ones in which the Company or its Subsidiaries (or any of their respective predecessors) was the common parent or filed or been included in a combined, consolidated, or unitary income Tax Return other than the one filed by the Company.

                 (j) The Company has made available to the Parent copies of all federal and state income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1995.

                 (k) The Stockholders represent, warrant and covenant that the restructuring of the debt associated with the facilities located at New York State Dam, Sissonville and Middle Falls contemplated in Section 8.2(h) will not result in any Tax liability to Parent or the Company due to the cancellation of debt, income recognition, excess loss account income recognition or any related income recognition. Parent agrees that it will not, directly or indirectly, take or fail to take (and will use reasonable efforts to prevent any of its affiliates from taking or failing to take) any action contrary or inconsistent with the foregoing position.

        5.15 ABSENCE OF LITIGATION; CLAIMS. There are no claims, actions, suits, proceedings or investigations, civil or criminal, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, or with respect to which any director, officer, employee or agent is or may be entitled to claim indemnification from the Company or any Subsidiary, before any Governmental Entity or arbitrator, which, if decided adversely to the Company or such Subsidiary, would have a Company Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have such effect.

        5.16     EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

                 (a) SCHEDULE 5.16(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. With respect to each Employee Plan, as applicable, a copy of (i) each such written Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) together with all amendments, trust agreements, insurance policies and service agreements; (ii) the three most recently filed Forms 5500 or 5500 C/R and any financial statements attached thereto; (iii) the most recent IRS determination letter; and (iv) the most recent summary plan description has been made available to Parent.

                 (b) (i) Except as set forth in SCHEDULE 5.16(b) or as required by Section 4980B of the Code, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a 'multiemployer plan' as such term is defined in Section 3(37) of ERISA; (ii) there has been no breach of any fiduciary duty, as described in Section 404 of ERISA, or no 'prohibited transaction', as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan, which could result in any material liability of the Company or any of its Subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the

Treasury), and the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, and are not in any respect in material default under or violation of any of the Employee Plans;
(iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no 'reportable event' within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063, 4604 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (vii) neither the Company nor any ERISA Affiliate has incurred any liability for any excise, income or other taxes or penalties with respect to any Employee Plan; (viii) there are no pending or, to the Company's Knowledge, threatened claims against any Employee Plan (other than routine claims for benefits) or against any fiduciary or an Employee Plan with respect to such plan; and (ix) no Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any governmental entity, and no matters are pending with respect to any Employee Plan under any governmental corrective or remedial program.

        5.17     ENVIRONMENTAL MATTERS.

                 (a) The Company and each of the Subsidiaries are in material compliance with all applicable Environmental Laws. Neither the Company nor any of the Subsidiaries has received any communication from any person or Governmental Entity that alleges that the Company or any of the Subsidiaries is not in material compliance with applicable Environmental Laws where such non-compliance would be reasonably likely to have a Company Material Adverse Effect.

                 (b) The Company and each of the Subsidiaries have obtained or have applied for all material Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such material Environmental Permits are effective or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and the Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits.

                 (c) The Company has made available to Parent copies of all Phase I and Phase II reports in the Company's possession relating to property of the Company.

        5.18     INTELLECTUAL PROPERTY.

                 (a) Except as set forth in SCHEDULE 5.18, neither the Company nor any Subsidiary has any registered copyrights, patents, trademarks, service marks or applications for any of the foregoing. Except as set forth in SCHEDULE 5.18, the Company and its Subsidiaries license to use or otherwise possess legally enforceable rights to use, all proprietary technologies, know-how, and all other inventions, discoveries, improvements, processes and formulas (secret or otherwise) any related documentation thereto used or possessed by or related to the Company and to any Subsidiary as is necessary for the current conduct of the business of the Company or of any Subsidiary.

                 (b) The Company and its Subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of the transactions contemplated hereby, in violation of any licenses, sublicenses and other Contracts to which it or any of its Subsidiaries is a party and pursuant to which it or any Subsidiary is authorized to use any patent, copyright, trademark, trade name, service mark or any other form of intellectual property or trace secret owned by a third party.

                 (c) To the Knowledge of the Company, all copyrights, patents, trademarks, service marks and trade names held by the Company and its Subsidiaries are valid and subsisting, except for any failures so to be valid and subsisting that, individually or in the aggregate, would not have a Company Material Adverse Effect.

        5.19 REGULATORY MATTERS. Neither the Company nor any "subsidiary company" or "affiliate" (as each such term is defined in the PUHCA) of the Company is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States or any foreign country.

        5.20 BROKERS AND FINDERS. Neither the Company nor any Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except as set forth on SCHEDULE 5.20.

        5.21 HUDSON FALLS AND SOUTH GLENS FALLS. As of the date hereof and as of the respective date, if any, of the restructuring (each a "Restructure Date") of the power purchase agreements associated with the facilities located at Hudson Falls and South Glens Falls as contemplated by Section 8.3(g) hereof, each of the Hudson Falls and South Glens Falls facilities (the "Subject Projects") is a "qualifying small power production facility," as defined in 18 C.F.R. 292.203
(1996) and has been at all times during the Company's ownership of the same through the applicable Restructure Date.

        5.22 OWNERSHIP OF ASSETS. The Company owns, leases or has adequate rights to use all assets necessary to operate its business as currently conducted, except where the failure thereof would not have a Company Material Adverse Effect. To the Knowledge of the Company, the assets used by the Company which are material to the conduct of its business are, in the aggregate, in operable condition, except as would not have a Company Material Adverse Effect.

        5.23 Y2K COMPLIANCE. To the Knowledge of the Company, all computer technology owned by the Company which is material to the conduct of its business does and will be able to differentiate between the year 2000 and all subsequent years from the 1900 years except where the failure to do so would not have a Company Material Adverse Effect.

        5.24 ACCOUNTS RECEIVABLES. The accounts receivable of the Company as reflected on the accounting records of the Company represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

        5.25 LABOR RELATIONS. To the Knowledge of the Company there is no pending or existing threatened strike, slowdown or work stoppage as respects the Company's employees.

        5.26 EIF STATUS. The Company has provided to the Parent copies of the most recent annual reports received by the Company from Energy Investors Fund, LP, Energy Investors Fund II, LP and Project Finance Fund III, LP. The rights and obligations of the Company in Energy Investor Fund, LP, Energy Investors Fund II, LP, and Project Finance Fund III, LP are governed by the Fourth Amended and Restated Agreement of Limited Partnership, dated December 1, 1994, the Second Amended and Restated Agreement of Limited Partnership, dated August 12, 1992, and the First Amended and Restated Agreement of Limited Partnership, dated July 31, 1995, respectively.

        5.27 FIRST CHICAGO BANK AND INDECK ENERGY INDEBTEDNESS. As of December 31, 1999, the sum of the First Chicago Bank Debt and the Indeck Energy Debt (inclusive of the Adirondack letter of credit) will not exceed Forty Million Dollars ($40,000,000).

        5.28 WORKING CAPITAL. As of December 31, 1999, the amount of Company Working Capital will be a positive number.

        5.29 RELATED PARTY ACCOUNTS. All amounts due from or payable to the Stockholders, Indeck Energy or Indeck Power, on the one hand, and the Company or its Subsidiaries, on the other hand, shall be satisfied as of the Closing Date and no such amounts have been or will be accrued between January 1, 2000 and the Closing Date.

The Company makes no representations and warranties other than those expressly made in this Article 5.

6.      REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

                 As of the date hereof, Parent and Newco each represents, warrants and covenants to the Company and Stockholders as follows:

        6.1 ORGANIZATION AND POWERS. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and the Newco has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Each of Parent and Newco is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Parent Material Adverse Effect.

        6.2 AUTHORITY; BINDING EFFECT. To the extent a party thereto, each of Parent and Newco has all requisite corporate power and authority to execute and deliver this Agreement, the Shareholders Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. To the extent a party thereto, all necessary action, corporate or otherwise, required to have been taken by or on behalf of Parent and Newco by applicable law, its respective Charter Documents or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement, the Shareholders Agreement and the Registration Rights Agreement and (ii) the performance of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes Parent's and Newco's valid and binding agreement, enforceable against Parent and Newco in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

        6.3 NO CONFLICT; APPROVALS. The execution and delivery of this Agreement, the Shareholders Agreement and the Registration Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or conflict with the Parent's or Newco's charter or bylaws, or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any contract to which the Parent or any subsidiary is a party or by which it is bound, or (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 6.4 or in SCHEDULE 6.4 conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to the Parent or any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and
(iii), for any such breaches, defaults, liens, third party rights, cancellations, modifications, accelerations or losses of benefits, conflicts or violations which would not have a Parent Material Adverse Effect and do not impair the ability of the Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

        6.4 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 6.4, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any Governmental Entity, except (a) notification pursuant to, and expiration or termination of the waiting period under the HSR Act, (b) the filings with and consents or approvals of the FERC and Public Utility Commissions of the States of South Dakota, Montana and Wyoming as disclosed on SCHEDULE 6.4, (c) the filing and recording of the Certificate of Merger in accordance with the Delaware Code, (d) such filings by Parent as may be required under the Securities Act and any applicable state securities laws in connection with the issuance of Parent Common Stock and Parent No Par Preferred Stock under this Agreement, and (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent it from performing its obligations under this Agreement without having a Parent Material Adverse Effect.

        6.5 CAPITAL STOCK. Parent has authorized capital stock consisting of:
(a) 50,000,000 shares of common stock, $1.00 par value per share ("Parent Common Stock"); (b) 270,000 shares of cumulative preferred stock, $100 par value per share (the "Parent $100 Preferred Stock"); and, (c) 400,000 shares of cumulative preferred stock, no par value (the "Parent No Par Preferred Stock"). As of November 30, 1999: (i) 21,738,829 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent $100 Preferred Stock nor Parent No Par Preferred Stock were issued and outstanding; (iii) 367,509 shares of Parent Common Stock were held as treasury shares; (iv) 392,200 shares of the Parent Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Parent's stock option or equity compensation plans ("Parent Stock Plans"); and (v) 21,416 shares of the Parent Common Stock were subscribed to under Parent's Employee Stock Purchase Plan. No additional shares of capital stock have been reserved for issuance by Parent and since November 30, 1999 to the date hereof, the only issuances of shares of capital stock of the Parent have been issuances of Parent Common Stock upon the exercise of outstanding stock options, except for the granting of stock options on December 7, 1999 to purchase 39,750 shares and on January 6, 2000 to purchase 6,000 shares. All of the issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws. No shares of capital stock issued by Parent are or were at the time of their issuance subject to preemptive rights. Other than this Agreement, there are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Parent at any time, or upon the happening of any stated event, any shares of the capital stock of Parent whether or not presently issued or outstanding, except as set forth on the SCHEDULE 6.5.

        6.6 PARENT STOCK. The shares of Parent Stock to be issued to the Stockholders pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable, and, assuming that the Stockholders' representations and warranties contained in Section 4.7 herein are true and correct, will be issued in compliance with all applicable laws, including without limitation, all applicable federal and state securities laws.

        6.7 SEC REPORTS. Parent has filed all required forms, reports and documents with the SEC since December 31, 1997 (collectively, the "Parent's SEC Reports"), including without limitation, Parent's Annual Report on Form 10-K for the year ended December 31, 1998, and Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999. The Parent's SEC Reports have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of Parent's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has heretofore delivered to the Company, in the form filed with the SEC, all of Parent's SEC Reports.

        6.8 FINANCIAL STATEMENTS. The Parent has delivered to the Company true and complete copies of consolidated balance sheets of the Parent and its Subsidiaries at December 31, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and statements of cash flow for the years then ended, together with the notes thereto, audited by Arthur Andersen LLP, all of which have been prepared in accordance with GAAP. Such balance sheets, including the related notes, fairly present the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Parent and its Subsidiaries at the dates indicated and such consolidated and consolidating statements of income, changes in stockholders' equity and statements of cash flow fairly present the consolidated results of operations, changes in stockholders' equity and cash flow of the Parent and its Subsidiaries for the periods indicated.

        6.9 ABSENCE OF CERTAIN CHANGES. Except as described in SCHEDULE 6.9 since the Balance Sheet Date, the Parent and its subsidiaries have conducted their business solely in the ordinary course of business as set forth in the Parent's SEC Reports and the Financial Statements. Except as otherwise disclosed on the SCHEDULE 6.9, since the Balance Sheet Date, the Parent and its Subsidiaries have not been subject to any other events or conditions of any character that would have a Parent Material Adverse Effect or impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

        6.10 ABSENCE OF LITIGATION; CLAIMS. Except as set forth on SCHEDULE 6.10, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any Governmental Entity or arbitrator, which, if decided adversely to Parent or such Subsidiary, would have a Parent Material Adverse Effect or impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have such effect.

        6.11 TAX MATTERS. Neither Parent or Newco nor, to the Knowledge of Parent, any of its affiliates has taken or agreed to take any action or failed to take any action that is reasonably likely to prevent the Merger from constituting a reorganization qualifying under the provision of Section 368(a) of the Code.

        6.12 BROKERS AND FINDERS. Neither the Parent nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that the Parent has employed PriceWaterhouseCoopers Securities, LLC its financial advisor.

The Parent and Newco make no representations and warranties other than those expressly made in this Article 6.

7.      COVENANTS OF THE COMPANY, THE STOCKHOLDERS, THE PARENT AND
        NEWCO

        7.1 CONDUCT OF BUSINESS. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, and except as otherwise expressly contemplated in this Agreement (including, without limitation, the dispositions by the Company referenced in Sections 8.3(d), (e), (f) and (g) herein as conditions to the Closing), the business of the Company and the Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries will use their commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company and the Subsidiaries have significant business relations. By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement (including, without limitation, the dispositions by the Company referenced in Sections 8.3(d), (e), (f) and (g) herein as conditions to the Closing), the Company agrees on behalf of itself and its Subsidiaries that, without the prior written consent of Parent, each of the Company and its Subsidiaries will, between the date of this Agreement and the Effective Time:

                 (a) not directly or indirectly do any of the following: (i) amend its respective Certificate of Incorporation or by-laws; (ii) as to the Company only, split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend, or make any distribution on shares, payable in cash, stock, property or otherwise with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock;
(iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans or other agreements or arrangements; or
(v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

                 (b) not, directly or indirectly (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or make any equity investments therein; (ii) issue, sell, pledge, dispose of or encumber any assets (including without limitation licenses, Authorizations or rights) of the Company or the Subsidiaries or enter into any securitization transactions; (iii) incur any indebtedness for borrowed money or issue any debt securities exceeding $250,000 in the aggregate, (iv) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $250,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets; (v) enter into or modify any Contracts which are required or would be required to be disclosed on SCHEDULE 5.11, except in the ordinary course of business and consistent with past practice; (vi) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or except as expressly provided herein; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

                 (c) not, directly or indirectly, take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect;

                 (d) not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of the Company from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 7.l, (ii) any action which would make any of the Company's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement, or (iv) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code; and

                 (e) promptly disclose to Parent any information contained in its representations and warranties or the disclosure schedules of the Company which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date.

        7.2 PARENT'S UNDERTAKINGS. From and after the Effective Time, Parent will not, directly or indirectly, take or fail to take (and will use reasonable efforts to prevent any of its affiliates from taking or failing to take) any action that would cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code; provided that the foregoing shall not prohibit or limit the Parent from responding to any inquiry from a Governmental Entity in a manner consistent with the foregoing. Parent shall as promptly as practicable following the date hereof apply for approval for listing of the Parent Common Stock to be issued hereunder on the New York Stock Exchange (the "NYSE") upon official notice of issuance.

        7.3 ACCESS TO INFORMATION. Between the date of this Agreement and the Closing Date, the Company will and will cause each Subsidiary to (a) give Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, as well as their respective directors, officers, employees, agents, attorneys, accountants and consultants, (b) permit Parent to make such reasonable inspections as it may require, and (c) cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries, as Parent may from time to time reasonably request and as the Company and its Subsidiaries may have on hand or be able to produce without undue hardship.

        7.4 FURTHER ASSURANCES. Except as otherwise provided herein, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger, and to consummate the Merger as promptly as practicable, but in no event later than June 30, 2000. Without limiting the foregoing, the parties hereto will cooperate in the preparation of Notices of Self-Recertification of Qualifying Facility Status (the "QF Notices") for each of the facilities which are "qualifying facilities" as of the date hereof and which will be qualifying facilities as of the Closing Date for filing with the FERC on the Closing Date; as well as the necessary filings with the FERC, (i) consistent with Section 203 of the Federal Power Act for the facilities at Pepperell and Hudson Falls, (ii) consistent with Section 205 of the Federal Power Act for each of (A) the facilities at Warrensburg and Otter Creek and (B) the facilities at New York State Dam, Sissonville, Middle Falls to the extent such facilities are owned by public utilities; and (iii) consistent with Section 32 of the Public Utility Holding Company Act to the extent that facilities are owned by exempt wholesale generators.

        7.5 PUBLIC ANNOUNCEMENTS. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Entities and all disclosure as may, in its good faith judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

        7.6 NOTIFICATION. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its commercially reasonable efforts to prevent or promptly to remedy such breach, provided, however, that none of such notices shall be deemed to modify, amend or supplement the representations and warranties of the such party or the disclosure schedules of such party for the purposes of Article 5 or 6 hereof, as the case may be, unless the other party shall have consented thereto in writing.

        7.7 CONDUCT OF BUSINESS AFTER THE CLOSING DATE. From the Closing Date until December 31, 2003, Newco shall and Parent shall cause Newco to (i) operate and manage the business of Newco in a reasonably prudent manner and shall take such actions that the Board of Directors deems beneficial to the business and operations of the Company during such period, (ii) maintain as the principal business of the Company, the owning, operating and acquiring of independent power projects and businesses ancillary or related thereto as determined by Parent's Board of Directors, (iii) refrain from entering into material transactions with affiliates of the Company unless such transactions are on terms and conditions no less favorable (when all aspects of the transactions are considered) to the Company than could be obtained from non-related parties, (iv) dispose of or acquire any assets of the Company on commercially reasonable economic terms, and (v) refrain from intentionally taking any action to avoid the payment of the Earn-Out Consideration under Section 2.2 of this Agreement.

        7.8 REGULATORY AND OTHER AUTHORIZATIONS. Each party hereto agrees to use commercially reasonable efforts to comply with all legal requirements which may be imposed on such party with respect to the Merger and to obtain all Authorizations, consents, orders and approvals of Governmental Entities and non-governmental third parties that may be or become necessary for (i) its respective execution and delivery of, and the performance of its respective obligations pursuant to, this Agreement and (ii) the ownership of the Surviving Corporation by Parent, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Without limitation, the Company and Parent shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than five (5) Business Days after the date hereof and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

        7.9 TAX-FREE REORGANIZATION. The parties intend that the Merger qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Accordingly, from and after the Effective Time, neither Parent, Newco, the Company, the Stockholders nor any of their respective affiliates shall knowingly take any action, or knowingly fail to take any action that is reasonably likely to cause the Merger to fail to be a tax-free reorganization within the meaning of Section 368(a) of the Code and shall each report the Merger as a reorganization within the meaning of Section 368(a) of the Code for purposes of any Tax. Subject to the foregoing and Section 7.5 hereof, the parties hereto shall not be prohibited from responding to inquiries of any Governmental Entities regarding this Agreement and the transactions contemplated hereby.

        7.10 INDEMNIFICATION OF DIRECTORS AND OFFICERS. For a period of six years after the Effective Time, Parent shall cause Newco as the Surviving Corporation (a) to maintain in effect the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of the Company, and (b) to indemnify the directors and officers of the Company to the full extent to which the Company is permitted to indemnify such officers and directors under its charter and bylaws and applicable law. Notwithstanding the foregoing, nothing contained in this Section 7.10 shall limit any obligations of the Company or the Stockholders under Section 9.1 hereof, nor shall it create any obligation from Parent or Newco relative to the directors and officers of the Company under Section 9.1 hereof.

        7.11 NO SOLICITATION. Except with respect to this Agreement and the transactions contemplated hereby, none of the Company, the Subsidiaries, the Stockholders or their affiliates shall, and each of them shall cause its respective employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by it or them and any individual member or employee of the foregoing) (each, an "Agent") not to, (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to an Acquisition Proposal, (c) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal, or (d) enter into or consummate any agreement or understanding with any person or entity relating to an Acquisition Proposal, except for the Merger contemplated hereby.

        7.12 SUPPLEMENT TO DISCLOSURE SCHEDULES. Each party shall deliver to the other party prior to Closing any and all relevant amendments or supplements to their respective disclosure schedules with respect to matters of which the Parent or Newco has Knowledge or the Company or the Stockholders have Knowledge, as the case may be, prior to the Closing Date that would have been required to be disclosed by such party on the date hereof had they occurred and the Purchaser or Newco had Knowledge or the Company or the Stockholders had Knowledge, as the case may be, of their occurrence prior to the execution of this Agreement.

        7.13 TREATMENT OF TAXES. The following provisions shall govern the allocation of responsibility between the Parent and the Company (and its Stockholders) for certain tax matters.

                 (a) The Stockholders shall prepare and file and the Company will sign all Tax Returns for the Company and its Subsidiaries for any Pre-2000 Tax Period which are filed after the Closing Date.

                 (b) For the Straddle Period, the Parent shall prepare and file any Tax Returns of the Company and its Subsidiaries. Stockholders shall pay to Parent an amount equal to the portion of such taxes which relates to the portion of such Tax period ending on December 31, 1999 to the extent such Taxes are not reflected in the reserve for Tax liabilities on the accounting records of the Company as of the Closing Date.

                 (c) Parent, the Company, the Surviving Corporation and its Subsidiaries and the Stockholders shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns pursuant to this Section 7.13 and any audit, litigation or other proceeding with respect to Taxes of the Company for Taxable periods ending on or before the Closing Date. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Parent agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable periods ending on or before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records.

                 (d) Any Tax refunds that are received by Parent, the Company, the Surviving Corporation and its Subsidiaries, and any amounts credited against Tax to which Parent, the Company, the Surviving Corporation or its Subsidiaries become entitled, that relate to Pre-2000 Tax Periods as it relates to Tax obligations and corresponding Tax refund or credit of the Company and its Subsidiaries shall be for the account of the Stockholders, and Parent shall pay over to Stockholders any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto to the extent such refund was not reflected on the Company's balance sheet as of December 31, 1999. The Parent, the Company, the Surviving Corporation and its Subsidiaries shall, if so requested by the Stockholders acting reasonably in good faith, and at the Stockholders' expense, file for and obtain any refund or credit of Tax to which the Stockholders are entitled under this Section 7.13(d). To the extent the amount of any refund of Tax or the economic benefit of any credit of Tax is, under this Section 7.13(d), for the account of a party other than the party receiving such refund of Tax or the economic benefit of a credit of Tax, the latter party shall forward to the party entitled pursuant to this Section 7.13(d) to receive the amount of any refund of Tax or the economic benefit of any credit of Tax, the amount of such refund, or an amount equal to the economic benefit of such credit, within thirty (30) days after such refund is received or after such credit is allowed or applied against other Tax liability, as the case may be; provided, however, that any such amounts payable to the party entitled to such refund or credit shall be net of any actual Tax cost to the other party attributable to the receipt of such refund or credit and/or the payment of such amounts to the party entitled to such amounts to the extent such refund was not reflected on the Company's balance sheet as of December 31, 1999. Amounts payable to the Stockholders under this Section 7.13(d) shall be paid on a pro rata basis as provided for in ANNEX A attached hereto.

                 (e) As used in this Agreement, "Pre-2000 Tax Period" is defined as any taxable period that ends on or before December 31, 1999 and, with respect to any taxable period beginning before and ending after December 31, 1999 (the "Straddle Period"), the portion of such period ending on December 31, 1999.

        7.14 NO APPRAISAL RIGHTS. In connection with the Merger, the Stockholders shall not exercise any appraisal or dissenter's rights, if any, with respect to the capital stock of the Company.

8.      CONDITIONS TO THE MERGER

        8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                 (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby; nor shall any action have been taken by a Governmental Entity or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity or arbitrator, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

                 (b) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (c) NYSE Listing. Approval for listing by the NYSE upon official notice of issuance of the Parent Closing Common Shares, the Common Earn-Out Shares and Parent Common Stock issuable upon conversion of the Parent Closing Preferred Shares and the Preferred Earn-Out Shares shall have been received by Parent.

                 (d) QF Self-Recertification. The Parent shall have filed with the FERC, on the Closing Date, QF Notices for each of the facilities which are "qualifying facilities" as of the date hereof and the Closing Date, which QF Notices shall have been mutually agreed upon among the Parent, the Company and the Stockholders.

                 (e) Absence of Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Parent Material Adverse Effect.

                 (f) Absence of Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Company Material Adverse Effect.

        8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of following conditions, any of which may be waived, in writing, exclusively by the Company:

                 (a) Representations and Warranties. Except for representations and warranties which speak as of a date specified, the representations and warranties of Parent and Newco contained in this Agreement and its disclosure schedules thereto, without giving effect to any supplement or amendment thereto, or in any other document delivered pursuant hereto shall be true and correct in all material respects (provided that any such representation or warranty, which by its terms is qualified as to materiality, shall be true and correct in all respects) on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing Parent and Newco shall have delivered to the Company certificates to that effect, signed by the Chief Executive Officer of the Parent and Newco.

                 (b) Performance. Parent and Newco shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent or Newco at or before the Closing, and the Company shall have received a certificate to such effect signed by an authorized officer of Parent.

                 (c) Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby and no Company Material Adverse Effect shall have been filed, have occurred, have been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal governmental body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either have a Parent Material Adverse Effect or prevent the Stockholders from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that the Stockholders currently anticipates receiving therefrom.

                 (d) Assumption of Debt. The Company shall have received satisfactory evidence that the Parent has assumed the Company's debt to First Chicago Bank (the "First Chicago Bank Debt") in the approximate amount of $22,000,000.

                 (e) Satisfaction of Note. The Company shall have received satisfactory evidence that the Parent has satisfied the obligation of the Company to Indeck Energy (the "Indeck Energy Debt") in the approximate amount of $17,000,000.

                 (f) Amendment of Bylaws. The Parent shall have amended its bylaws to increase the authorized number of directors to ten (10).

                 (g) Statement of Designations. The Parent's board of directors shall have approved, and the Parent shall have filed with the South Dakota Secretary of State, the Statement of Designations, in the form attached hereto as EXHIBIT A setting forth the relative rights, preferences, limitations and designations for the Series 2000-A No Par Preferred Stock to be issued to the Stockholders.

                 (h) Restructuring of Certain Debt. The Company shall have negotiated transactions, on terms reasonably acceptable to the Company, for the restructuring of outstanding debt associated with the facilities located at New York State Dam, Sissonville and Middle Falls.

                 (i) Shareholders Agreement. The Parent shall have executed and delivered to the Stockholders the Shareholders Agreement, in the form attached hereto as EXHIBIT C.

                 (j) Registration Rights Agreement. The Parent shall have executed and delivered to the Stockholders the Registrations Rights Agreement in the form attached hereto as EXHIBIT D.

                 (k) Corporate Resolutions. The Company and the Stockholders shall have received a certified copy of the resolutions of Parent's and Newco's respective Boards of Directors authorizing the execution, delivery and performance of this Agreement and other related documents, and the transactions contemplated hereby and thereby.

                 (l) Incumbency Certificate. The Company and the Stockholders shall have received incumbency certificates from each of the Parent and Newco.

                 (m) Officer's Certificate. The Company and the Stockholders shall have received officer's certificates from each of the Parent and Newco, attaching certified copies of their respective certificates/articles of incorporation and bylaws.

                 (n) Good Standing Certificates. The Company and the Stockholders shall have received good standing certificates of the Parent and of Newco from the States of South Dakota and Delaware, respectively, and from each state in which Parent and Newco are required to be qualified to transact business.

                 (o) Legal Opinion. Morrill Thomas Nooney & Braun LLP shall have delivered to the Company and the Stockholders its written opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company.

                 (p) Other Documents. Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated hereby.

        8.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND NEWCO. The obligations of Parent and Newco to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                 (a) Representations and Warranties. Except for representations and warranties which speak as of a date specified, the representations and warranties of the Company and the Stockholders contained in this Agreement and its disclosure schedules thereto, without giving effect to any supplement or amendment thereto, or in any other document delivered pursuant hereto shall be true and correct in all material respects (provided that any such representation or warranty, which by its terms is qualified as to materiality, shall be true and correct in all respects) on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and at the Closing the Company shall have delivered to Parent a certificate to that effect, signed by the Chief Executive Officer of the Company.

                 (b) Performance. The Company and the Stockholders shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company and the Stockholders on or before the Closing Date, and Parent and Newco shall have received a certificate to such effect.

                 (c) Consents. All Requisite Regulatory Approvals which are necessary for the consummation of the transactions contemplated hereby, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby and no Company Material Adverse Effect shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect, provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state or federal governmental body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would reasonably be expected to either have a Company Material Adverse Effect or prevent Parent from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that Parent currently anticipates receiving therefrom.

                 (d) Restructuring of Certain Debt and Power Purchase Agreements. The Company shall have negotiated transactions, on terms reasonably acceptable to Parent for (1) the restructuring of the outstanding debt and equity interests (as is necessary to result in the following facilities being "qualifying small power production facilities" if required by the applicable power purchase agreements to be so), and/or power purchase agreements associated with the facilities located at New York State Dam, Sissonville and Middle Falls, and (2) the restructuring of the power purchase agreements associated with the facilities located at Warrensburg and Otter Creek.

                 (e) Idaho Projects. All of the Company's interest in each of Rupert Cogeneration Partners Ltd. and Glenns Ferry Cogeneration Partners Ltd. shall have been transferred to an entity agreed upon by the parties hereto in consideration for a secured promissory note in form and substance reasonably satisfactory to Parent.

                 (f) Ontario Projects. Fifty percent (50%) of the membership interest in the Ontario Project shall have been transferred to an entity agreed upon by the parties hereto in consideration for a secured promissory note in form and substance satisfactory to Parent, in form and substance reasonably satisfactory to the Parent.

                 (g) Hudson Falls and South Glens Falls. The Company shall have negotiated transactions on terms reasonably acceptable to Parent for the restructuring of the power purchase agreements associated with the facilities located at Hudson Falls and South Glens Falls.

                 (h) Assumption of Write-down. The Company shall have assumed the write- down associated with the SFAS 121 requirement.

                 (i) Credit Facility. Newco shall have obtained a credit facility acceptable to Parent in an approximate amount of $100,000,000.

                 (j) Intentionally Omitted.

                 (k) Shareholders Agreement. The Stockholders shall have executed and delivered to the Parent the Shareholders Agreement, in the form attached hereto as EXHIBIT C.

                 (l) Registration Rights Agreement. The Stockholders shall have executed and delivered to the Parent the Registrations Rights Agreement in the form attached hereto as EXHIBIT D.

                 (m) Title Insurance. The Company shall have delivered to Parent and Newco a preliminary report dating down the owners' title insurance policies which are existing and outstanding as of the date hereof, insuring real property assets of the Company.

                 (n) Absence of Material Adverse Effect. No Company Material Adverse Effect shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Company Material Adverse Effect.

                 (o) Corporate Resolutions. The Parent and Newco shall have received a certified copy of the resolutions of the Company's Board of Directors and stockholders authorizing the execution, delivery and performance of this Agreement and other related documents, and the transactions contemplated hereby and thereby.

                 (p) Incumbency Certificate. The Parent and Newco shall have received an incumbency certificate from the Company.

                 (q) Officer's Certificate. The Parent and Newco shall have received an officer's certificate from the Company, attaching certified copies of it certificates of incorporation and bylaws.

                 (r) Good Standing Certificates. The Parent and Newco shall have received a good standing certificate of the Company from the State of Illinois.

                 (s) Legal Opinion. Morgan, Lewis & Bockius LLP shall have delivered to Parent and Newco its written opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to the Parent.

                 (t) Resignations. The Company shall deliver to Parent resignations of each officer and director of the Company effective as of the Closing Date.

                 (u) Other Documents. Without limitation by specific enumeration of the foregoing, all other documents reasonably required to consummate the transactions contemplated hereby.

9.      INDEMNIFICATION; SURVIVAL

        9.1 GENERAL INDEMNIFICATION BY THE COMPANY AND STOCKHOLDERS. (A) Prior to the Closing Date, each of the (i) Company and (ii) the Stockholders, collectively, jointly and severally (but as amongst the Stockholders, severally, but not jointly) and (B) after the Closing Date, the Stockholders severally, but not jointly, with respect to the representations, warranties and covenants of the Company set forth in Articles 5 and 7, and each of the Stockholders severally, but not jointly, with respect to the representations and warranties of the Stockholders set forth in Article 4, covenants and agrees that he, she or it will indemnify, defend, protect and hold harmless the Parent, Newco and the Surviving Corporation and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, successors and assigns at all times from and after the date of this Agreement until the Expiration Dates from and against all claims, damages, losses, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively, "Losses"), determined without regard to any materiality qualification contained herein giving rise to such Losses, incurred by the Parent, Newco or the Surviving Corporation as a result of or arising from (a) any breach of the representations and warranties made by the Company or the Stockholders set forth herein or on the schedules or certificates delivered in connection herewith, or (b) any nonfulfillment of any covenant or agreement on the part of the Stockholders or the Company under this Agreement.

        9.2 INDEMNIFICATION BY THE PARENT, NEWCO AND THE SURVIVING CORPORATION. The Parent, Newco and Surviving Corporation, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless the Company and the Stockholders, their respective heirs, personal representatives, and successors at all times from and after the date of this Agreement from and against all Losses, determined without regard to any materiality qualification contained herein giving rise to such Losses, incurred by the Company and the Stockholders as a result of or arising from (a) any breach of the representations and warranties made by the Parent and Newco set forth herein or on the schedules or certificates delivered in connection herewith, or (b) any nonfulfillment of any covenant or agreement on the part of the Parent, Newco or the Surviving Corporation under this Agreement.

        9.3      THIRD-PARTY CLAIMS.

                 (a) In order for a party hereto eligible to be indemnified hereunder (an "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person or entity against the Indemnified Party (a "Third-Party Claim"), such Indemnified Party must notify the parties obligated to provide indemnification pursuant to Section 9.1 or 9.2 hereof (each, an "Indemnifying Party") in writing, and in reasonable detail, of the Third-Party Claim within 30 Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. To the extent the Indemnifying Party has actually paid any amount to the Indemnified Party in respect of any Loss in connection with such Third-Party Claim, the Indemnifying Party shall have a right of subrogation with respect to such Third-Party Claim to the extent of such payment.

                 (b) The Indemnifying Party shall have right to defend and settle, at its own expense and by its own counsel (provided that such counsel is not reasonably objected to by the Indemnified Party), any Third-Party Claim as the Indemnifying Party pursues the same in good faith and diligently and so long as the Third-Party Claim does not relate to an actual or potential Loss to which
Section 9.3(e) applies in which the Indemnified Party is the Parent, Newco or the Surviving Corporation. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses, and except in the case of a Third-Party Claim relating to an actual or potential Loss to which Section 9.3(e) applies in which the Indemnified Party is the Parent, Newco or the Surviving Corporation.

                 (c) No Indemnifying Party shall, in the defense of any Third-Party Claim, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or matter.

                 (d) If the Indemnifying Party does not assume the defense of any Third-Party Claim, then the Indemnified Party may defend against such Third-Party Claim in such manner as it deems appropriate at the expense of the Indemnifying Party.

                 (e) Notwithstanding anything to the contrary in this Article 9, if at any time, in the reasonable opinion of the Parent, Newco or the Surviving Corporation as the Indemnified Party (notice of which opinion shall be given in writing to the Indemnifying Party), any Third-Party Claim seeks material prospective relief which could have an adverse effect on any such Indemnified Party or any subsidiary, then such Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense (including, but not limited to, fees and disbursements of counsel and experts, as well as any sampling, testing, investigation, removal, treatment or remediation undertaken by the Parent, Newco or the Surviving Corporation and all counseling or engineering fees and expenses related thereto) shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, then the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

        9.4 LIMITATIONS ON INDEMNIFICATION. Except for claims arising out of a breach of Sections 5.27, 5.28 or 5.29, no Indemnified Party shall assert any claim (other than a Third-Party Claim) for indemnification hereunder until such time as the aggregate of all claims which such Indemnified Party may have against an Indemnifying Party shall equal Three Hundred Fifty

Thousand Dollars ($350,000), at which time an Indemnified Party shall be entitled to indemnification for the total amount for which indemnification may be owing, excluding the first Three Hundred Fifty Thousand ($350,000). For purposes of the preceding sentence, the Parent, Newco and the Surviving Corporation shall be considered to be a single Indemnifying and Indemnified Party and the Company and the Stockholders shall be considered to be a single Indemnifying and Indemnified Party. Notwithstanding anything to the contrary, and in no event shall the indemnification obligations of the Company and the Stockholders herein (excluding indemnification obligations arising under Section 5.21) exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) in the aggregate; provided, further, that the obligations of the Company and the Stockholders to indemnify an Indemnified Party for Losses arising from a breach of the representations, warranties and covenants set forth in Section 5.21 hereof together with all other indemnification obligations hereunder shall in no event exceed Thirty Million Dollars ($30,000,000).

        9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive for a period of fifteen (15) months from and after the Closing Date; provided that the representations and warranties contained in Sections 4.2, 5.3, 5.14 and 6.5 shall survive until the expiration of the statute of limitations relating thereto ("Expiration Dates"). This Section 9.5 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Closing Date.

10.     TERMINATION, AMENDMENT AND WAIVER

        10.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Stockholders of the Company:

                 (a) by mutual written consent of Newco and the Company;

                 (b) By either Newco or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Parent Stock issued pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, in the case of an order, decree, ruling or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such order, decree, ruling or other order and to appeal as promptly as possible any order, decree, ruling or other order that may be entered; provided further, the right to terminate this Agreement pursuant to the foregoing clause shall not be available to any party that fails to comply with
Section 7.5;

                 (c) by either Newco or the Company (provided that such party seeking to terminate is not at such time in material default of its obligations hereunder), at any time after June 30, 2000 if the Effective Time shall not have occurred on or prior to such date; or

                 (d) by the Company, if any of the pre-closing conditions set forth in Section 8.2 herein shall not have been satisfied on or prior to June 15, 2000 as a result of a breach by the Parent and/or Newco of any of its representations, warranties or covenants contained herein.

        10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Newco or the Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Newco, Parent, the Company or the Stockholders, other than the provisions of this Section 10.2 and Articles 11 and 12 and except to the extent that such termination results from the wilful or grossly negligent or material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case each other party shall be entitled to recover all damages allowable at law and all relief available in equity.

        10.3 AMENDMENT. This Agreement may be amended by the mutual agreement of the parties at any time before or after any required approval of matters presented in connection with the Merger by the Stockholders of the Company; provided, that after any such approval, there shall not be made any amendment that by law requires further approval by such Stockholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        10.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

11.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION

        11.1 THE PARENT. The Parent and Newco each recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of the Company and its Subsidiaries in connection with their respective businesses. The Parent and Newco each agrees that, (i) prior to the Closing Date, or, (ii) if this Agreement terminates prior to the Closing Date, then indefinitely, it will not disclose any such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever without prior written consent of the Stockholders except as may be required by law or order of a court of competent jurisdiction, unless the Parent can show that such information has become known to the public generally through no fault of the Parent. Prior to disclosing any confidential information required by law or order of a court of competent jurisdiction, the Parent or Newco shall provide the Stockholders with prompt notice of the disclosure requirement so that the Stockholders may take whatever action they deem appropriate to prohibit such disclosure. In the event of a breach or threatened breach by the Parent or Newco of the provisions of this Section 11.1, the Stockholders shall be entitled to an injunction restraining the Parent or Newco from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        11.2 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the Parent, Newco and the Surviving Corporation agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

12.     GENERAL

        12.1 COOPERATION. The Stockholders, the Company, the Parent and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. The Stockholders will cooperate and use their commercially reasonable efforts to have the officers, directors and employees of the Company prior to the Closing Date cooperate with the Parent on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. The Stockholders, the Company, the Parent and Newco shall each cooperate on and after the Closing Date with respect to any tax matters relating to this Agreement.

        12.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (by operation of law or otherwise) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the Parent, and the heirs and legal representatives of the Stockholders.

        12.3 EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that all fees in connection with the filings to required to be made by the Parent and the Company under the HSR Act shall be borne by the Parent, except that G. Forsythe shall bear those costs associated with any HSR filing fee payable as a result of G. Forsythe being determined an "Acquiring Person" as defined in the HSR Act.

        12.4 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, the Parent and Newco and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto, enforceable in accordance with its terms, and may be modified or amended only by a written instrument executed by the Stockholders, the Company, the Parent and Newco acting through their respective officers, duly authorized by their respective Boards of Directors.

        12.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which when duly executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

        12.6 BROKERS AND AGENTS. Each of the Parent and Newco, on the one hand, and each of the Company and the Stockholders, jointly and severally on the other hand, agrees to indemnify the other against all loss, liability, cost damages or expense arising out of or related to claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

        12.7 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate electronic confirmation is received or, (ii) if given by overnight mail, twenty-four (24) hours after such communication is deposited with an overnight courier, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section.

                 If to the Parent or Newco, addressed to them at:

                          Black Hills Corporation
                          625 Ninth Street
                          Rapid City, South Dakota  57701
                          Attention:  Gary R. Fish
                          Telephone:(605) 348-1700
                          Telefax:        (605) 348-9749
                 with a copy to (which shall not constitute notice):

                          Morrill Thomas Nooney & Braun, LLP
                          625 Ninth Street, 8th Floor
                          Rapid City, South Dakota 57709
                          Attention: John K. Nooney, Esq.
                          Telephone: (605) 348-5852
                          Telefax:   (605) 348-7516

                 If to the Company:

                          Indeck Capital, Inc.
                          1075 Noel Avenue
                          Wheeling, Illinois  60090
                          Attention: John W. Salyer, Jr.
                          Telephone: (847) 465-3032
                          Telefax:   (847) 459-4140

                 With a copy to (which shall not constitute notice):

                          Morgan, Lewis & Bockius LLP
                          300 South Grand Avenue
                          22nd Floor
                          Los Angeles, CA  90071
                          Attention: Richard A. Shortz, Esq.
                          Telephone: (213) 612-2526
                          Telefax:   (213) 612-2554

                 (a)      If to the Stockholders:

                          Gerald R. Forsythe
                          Michelle R. Fawcett
                          Marsha Fournier
                          Melissa S. Forsythe
                          Monica Breslow
                          c/o Gerald R. Forsythe
                          Indeck Capital, Inc.
                          1075 Noel Avenue
                          Wheeling, IL  60090
                          Telephone: (847) 459-4250
                          Telefax:   (847) 459-4140

                          John W. Salyer, Jr.
                          Indeck Capital, Inc.
                          1075 Noel Avenue
                          Wheeling, Illinois  60090
                          Telephone: (847) 465-3032
                          Telefax:   (847) 459-4140

        12.8 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to any of the provisions thereof that would require the application of the substantive laws of any other jurisdiction.

        12.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        12.10 TIME. Time is of the essence with respect to this Agreement.

        12.11 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        12.12 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

        12.13 CAPTIONS. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

13. DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings indicated below:

        "Acquisition Proposal" is defined in Section 7.11.

        "Adjusted Net Income" means, for the applicable Earn-Out Period, the consolidated net income of the Surviving Corporation for the applicable period calculated in accordance with GAAP, exclusive of any components of net income attributable to the following non-cash items: (1) forgiveness of payments received in excess of avoided cost related to the New York State Dam,

Warrensburg, Sissonville and Otter Creek projects, (2) one-time debt restructuring associated with the New York State Dam, Sissonville and the Middle Falls projects.

        "Agent" is defined in Section 7.11.

        "Aggregate Merger Consideration" is defined in Section 2.1(b).

        "Agreement" is defined in the Preamble to this Agreement.

        "Applicable Average Common Stock Price" is defined in Section 2.2(a).

        "Arbitrator's Determination" is defined in Section 2.5.

        "Auditor" is defined in Section 2.5.

        "Authorizations" is defined in Section 5.13.

        "Balance Sheet Date" is defined in Section 5.9.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of South Dakota or Illinois are authorized or obligated to close.

        "Certificate" is defined in Section 2.4(a).

        "Charter Documents" means, with respect to any Person, its Articles/Certificates of Incorporation and By-Laws or other organization documents.

        "Closing" is defined in Section 3.1.

        "Closing Date" is defined in Section 3.1.

        "Closing Merger Consideration" is defined in Section 2.1(a).

        "Closing Shares" is defined in Section 2.2(b).

        "Code" is defined in the Recitals to this Agreement.

        "Common Earn-Out Shares" is defined in Section 2.2.

        "Company" is defined in the Preamble to this Agreement.

        "Company 1998 Balance Sheet" is defined in Section 5.8.

        "Company Audited Financial Statements" is defined in Section 5.8.

        "Company Common Stock" is defined in Section 5.3.

        "Company Material Adverse Effect" shall mean any fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, could reasonably be expected to have a material adverse effect on the financial condition, operating results, business or prospects of the Company and the Subsidiaries (hereinafter defined), taken as a whole.

        "Company Preferred Stock" is defined in Section 5.3.

        "Company Stock" is defined in Section 2.1.

        "Company Working Capital" means (i) the sum of the book values of the following current assets of the Company and its Subsidiaries, determined in accordance with GAAP and consistent with past practice of the Company, of: cash and cash equivalents, accounts receivable, refundable income taxes, current deferred income tax assets, and prepaid expenses and other current assets, minus (ii) the sum of the book values of the following current liabilities of the Company and its Subsidiaries, determined in accordance with GAAP and consistent with past practice of the Company, of: accounts payable, deferred management fee income, accrued liabilities, income taxes payable, notes payable and current maturities of long term debt; provided that the amount of the First Chicago Bank Debt and the Indeck Energy Debt shall be excluded from such current liabilities.

        "Confidentiality Agreement" is defined in Section 7.3.

        "Consents" is defined in Section 8.2(c).

        "Constituent Corporations" is defined in the Recitals to this Agreement.

        "Contingent Merger Consideration" is defined in Section 2.1(b).

        "Contracts" is defined in Section 5.11.

        "Delaware Code" means the Delaware General Corporation Law, as amended.

        "Determination Date" is defined in Section 2.5.

        "Earn-Out Consideration" is defined in Section 2.2.

        "Earn-Out Period" is defined in Section 2.2.

        "Earn-Out Period Financial Statements" is defined in Section 2.4.

        "Earn-Out Shares" is defined in Section 2.1(b).

        "Effective Time" is defined in Section 1.2.

        "Employee Plans" is defined in Section 5.16.

        "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        "Environmental Permits" means all permits, licenses, approvals or authorizations from any Governmental Entity required under Environmental Laws for the operation of the business of the Company and its Subsidiaries.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" is defined in Section 5.16.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expiration Dates" is defined in Section 9.5.

        "Fair Market Value" is defined in Section 2.2(a).

        "FERC" means the Federal Energy Regulatory Commission.

        "First Chicago Bank Debt" is defined in Section 8.2(d).

        "GAAP" is defined in Section 5.8.

        "Governmental Entity" is defined in Section 5.7.

        "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, any form of natural gas, explosives, and polychlorinated biphenyls; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of 'hazardous substances,' 'hazardous wastes,' 'hazardous materials,' 'extremely hazardous substances,' 'restricted hazardous wastes,' 'toxic substances,' 'toxic pollutants,' 'pollutants,' 'contaminants,' or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law in a jurisdiction in which the Company or any of the Subsidiaries operates.

        "HSR Act" is defined in Section 5.7.

        "Indeck Energy Debt" is defined in Section 8.2(e).

        "Indemnified Party" is defined in Section 9.3(a).

        "Indemnifying Party" is defined in Section 9.3(a).

        "Independent Accounting Firm" is defined in Section 2.5.

        "Knowledge" means: (i) with respect to the Stockholders, the current actual knowledge of the Stockholders, and (ii) with respect to the Company, the current actual knowledge of G. Forsythe, Salyer and William
        K. Wasnak and (iii) with respect to the Parent, the current actual knowledge of Daniel P. Landguth, Gary R. Fish, Everett E. Hoyt and Mark Thies.

        "Liens" is defined in Section 5.2(a).

        "Losses" is defined in Section 9.1.

        "Merger" is defined in the Recitals to this Agreement.

        "Merger Consideration" is defined in Section 2.1(a).

        "Newco" is defined in the Preamble to this Agreement.

        "NYSE" is defined in Section 7.2.

        "Original Resolution" is defined in Section 2.5.

        "Parent" is defined in the Preamble to this Agreement.

        "Parent Closing Common Shares" is defined in Section 2.1.

        "Parent Closing Preferred Shares" is defined in Section 2.2(a).

        "Parent Common Stock" is defined in Section 6.5.

        Parent Conversion Shares" is defined in Section 4.8.

        "Parent Material Adverse Effect" means any fact, condition, event, development or occurrence which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, could reasonably be expected to have a material adverse effect on the financial condition, operating results, business or prospects of Parent and its subsidiaries (hereinafter defined), taken as a whole.

        "Parent No Par Preferred Stock" is defined in Section 6.5.

        "Parent $100 Preferred Stock" is defined in Section 6.5.

        "Parent Stock" means the Closing Shares and the Earn-Out Shares, collectively.

        "Parent's Independent Accountants" is defined in Section 2.3.

        "Parent's Proposed Earn-Out Calculation" is defined in Section 2.3.

        "Parent's Resolution" is defined in Section 2.5.

        "Person" means any individual, corporation, limited liability company, partnership, estate, trust, sole proprietorship, unincorporated society or association, or any entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Pre-2000 Tax Period" is defined in Section 7.13(c).

        "Preferred Earn-Out Shares" is defined in Section 2.2.

        "Proceeding" means any action, claim, suit, or arbitration or proceeding (including, without limitation, an investigation or partial proceeding, such as deposition), whether commenced or, to the knowledge of the applicable Person, threatened.

        "Public Utility Commission" is defined in Section 5.7.

        "PUHCA" is defined in Section 5.2(b).

        "Registration Rights Agreement" means that certain Registration Rights Agreement attached hereto as Exhibit D.

        "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

        "Requisite Regulatory Approvals" is defined in Section 8.2(c).

        "SEC" means the Securities and Exchange Commission.

        "Securities" is defined in Section 4.7.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series 2000-A No Par Preferred Stock" means the shares of Parent No Par Preferred Stock, designated by the Parent's board of directors as Series 2000-A, with relative rights, preferences, limitations and designations as set forth in the Statement of Designations.

        "Shareholders Agreement" means that certain Shareholders Agreement attached hereto as Exhibit C.

        "Statement of Designations" means the statement of designations setting forth the relative rights, preferences, limitations and designations of the Series 2000-A No Par Preferred Stock.

        "Stockholders" is defined in the Preamble to this Agreement.

        "Stockholders' Independent Accountants" is defined in Section 2.4.

        "Stockholders' Report" is defined in Section 2.4.

        "Straddle Period" is defined in Section 7.13(e).

        "Subsidiary" or "Subsidiaries" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

        "Surviving Corporation" is defined in Section 1.1.

        "Tax" or "Taxes" is defined in Section 5.14.

        "Tax Returns" is defined in Section 5.14.

        "Third-Party Claim" is defined in Section 9.3(a).

        "Transactions" are defined in Section 3.1.


                                      * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          BLACK HILLS CORPORATION

                                          By:        /s/ Daniel P. Landgun
                                               ---------------------------------
                                          Name:  Daniel P. Landgun
                                          Title: Chairman & CEO

                                          BLACK HILLS ENERGY CAPITAL, INC.

                                          By:        /s/ Gary R. Fish
                                               ---------------------------------
                                          Name:  Gary R. Fish
                                          Title: President & COO


                                         INDECK CAPITAL, INC.

                                          By:        /s/
                                               ---------------------------------
                                          Name:
                                          Title:


                                          /s/ GERALD R. FORSYTHE
                                          --------------------------------------
                                          GERALD R. FORSYTHE


                                          /s/ MICHELLE R. FAWCETT
                                          --------------------------------------
                                          MICHELLE R. FAWCETT


                                          /s/ MARSHA FOURNIER
                                          --------------------------------------
                                          MARSHA FOURNIER


                                          /s/ MONICA BRESLOW
                                          --------------------------------------
                                          MONICA BRESLOW


                                          /s/ MELISSA S. FORSYTHE
                                          --------------------------------------
                                          MELISSA S. FORSYTHE


                                          /s/ JOHN W. SALYER, JR.
                                          --------------------------------------
                                          JOHN W. SALYER, JR.

                                    Exhibit A

                   Statement of Designations, Preferences and
                       Relative Rights and Limitations of
                 No Par Preferred Stock, Series 2000-A of Parent

                                    Exhibit B

                              Intentionally Omitted

                                    Exhibit C

                             Shareholders Agreement

                                    Exhibit D

                          Registration Rights Agreement

                                     Annex A

                       Allocation of Merger Consideration



                                       58